Exhibit 99.9

中国广东省深圳市福田区中心四路1号嘉里建设广场第三座8层

8/F, Tower 3, Kerry Plaza, No.1 Center Road 4, Futian District, Shenzhen, China

电话 Tel: +86 755 82550700 网址 Web: https://www.tylaw.com.cn/

BY EMAIL

September 10, 2026

Zoar Limited

1504, 15th Floor, Peninsula Square

18 Sung On Street, Hung Hom,

Kowloon, Hong Kong

Attn: The Board of Directors

Dear Sirs or Madams,

Re: Legal Opinion on Certain PRC Legal Matters in relation to Zoar Limited

1.	We are qualified lawyers of the People’s Republic of China (the “PRC” or “Mainland China”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue this opinion (the “Opinion”) on PRC Laws (as defined below).

2.	We act as legal counsel on PRC Laws (as defined below) for Zoar Limited (f.k.a. Dr Ashleys Limited) (“Company”) (the “Engagement”), a Cayman Islands exempted company limited by shares, solely in connection with the merger and share exchange agreement dated as of June 21, 2025 (the “Original Merger and Share Exchange Agreement”), as amended by the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement dated June 30, 2026 and further amended by the Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement dated August 13, 2026, and as may be subsequently amended from time to time (collectively, the “Merger and Share Exchange Agreement”), by and among Impact BioMedical Inc., the Company, Zoar Nevada Sub, Inc.(f.k.a. Dr Ashleys Nevada Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Zoar Labs Limited (f.k.a Dr Ashleys Bio Labs Limited), a Cayman Islands exempted company limited by shares, and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national.

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3.	Pursuant to the Merger and Share Exchange Agreement, and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact BioMedical Inc. with Impact BioMedical Inc. being the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”); and (ii) simultaneous with or immediately following the Merger, the Company shall acquire all of the issued and outstanding ordinary shares of Zoar Labs Limited from Kanans Visvanats (the “Share Exchange,” and collectively with the Merger, the “Business Combination”). Upon completion of the Business Combination, Impact BioMedical Inc. and Zoar Labs Limited will become wholly-owned subsidiaries of the Company, and the ordinary shares of the Company are expected to be listed on the NYSE Amex. In connection with the Registration Statement on Form F-4 filed by the Company, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger and Share Exchange Agreement (as amended and supplemented through the date hereof, the “Registration Statement”), you have requested our opinion as to certain PRC legal matters.

4.	As used herein, (a) “Group” means collectively the Company, Merger Sub, Zoar Labs Limited, Zoar HK Limited and Dr Vishys SIA Limited, together with all other direct or indirect, current subsidiaries and branches of any of the foregoing; (b) “PRC Laws” means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this Opinion, (c) “CSRC” means the China Securities Regulatory Commission, and (d) “Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which became effective on March 31, 2023.

Assumptions

5.	For the purpose of giving the Opinion, we have examined the documents provided by the Company, and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering the Opinion. Where certain facts were not independently established and verified by us, we have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, upon statements issued or made by, among others, appropriate representatives of the Group, and upon the Letter of Undertaking issued by the Group (the “Letter of Undertaking”).

6.	In rendering the Opinion, we have made due inquiries as to other facts and questions of law as we deem necessary, and without any further enquiry or independent verifications, made the following assumptions (the “Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

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(ii)	Each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents remain in full force and effect on the date of the Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of the Opinion;

(iv)	The Documents contain all relevant information which is material for the purposes of the Opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in the Opinion;

(v)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vi)	The instructions and information provided by the Company to us are true, accurate and not misleading to our best belief; and

(vii)	All the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

Opinions

7.	Subject to the Assumptions, Qualifications (as defined below) and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of PRC Laws in force as at the date of the Opinion as we consider relevant, we are of the Opinion that:

(i)	Pursuant to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC. To determine whether an overseas offering and listing will be deemed as “the indirect overseas offering and listing” by a PRC domestic company, the Trial Measures provides that (a) any overseas offering and listing made by an issuer that meets both the following explicit criteria will be determined as an“indirect overseas offering and listing”: (1) 50% or more of any of the indicators - the operating revenue, total profit, total assets or net assets - as documented in the issuer’s audited consolidated financial statements for the most recent accounting year is accounted for by the corresponding data of PRC domestic companies for the same period (the “Financial Criteria”), and (2) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the majority of senior managers in charge of its business operation and management are Chinese citizens or have their habitual residence in Mainland China (the “Operating Criteria”); and (b) the determination as to whether or not an overseas offering and listing by a PRC domestic company is an “indirect overseas offering and listing”, shall be made on a “substance over form” basis (the “Discretional Clause”).

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(ii)	To the best of our knowledge after due and reasonable inquiries, and based on the information and documents provided by the Company and the Letter of Undertaking, during 2023, 2024, 2025 and as of the date of this Opinion, (i) neither does the Group directly or indirectly, own or control any entity or subsidiary in Mainland China, nor is it controlled by any Mainland China company or individual with PRC nationality directly or indirectly; (ii) the Group currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China; (iii) the Group and its subsidiary do not have any business operations in Mainland China, and its operating revenue, total profit, total assets or net assets do not derive from any entity in Mainland China; (iv) the main parts of the Group’s business activities are conducted in Hong Kong, not Mainland China and its main place of business is located in the Hong Kong, not Mainland China; (v) all of the Group’s shareholders and senior managers in charge of operation and management of the Group are not Chinese citizens and are not domiciled or have their habitual residence in Mainland China, and have never held any interest in Mainland China entity or business.

(iii)	In view of the above and based on our understanding of the current PRC Laws, the possibility for the Company to be subject to the filing under the Trial Measures is low as it does not meet both the Financial Criteria and the Operating Criteria, and we currently have no grounds to believe that the Discretional Clause would apply to the Company, however, we cannot rule out the possibility that CSRC would take a different view when determining whether to apply the Discretional Clause on the Company and if it is so determined by the CSRC, the Company shall complete the filing procedure with the CSRC.

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Qualifications

8.	Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(i)	The Opinion is expressly limited to, and rendered solely with respect to, the matters of the PRC Laws as to whether it is necessary for the Company to fulfill its filing procedure with the CSRC under the Trial Measures in connection with the Registration Statement. We express no opinion as to any other laws or any matters of PRC Laws relating to any party other than the Group in the Registration Statement;

(ii)	The Opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC;

(iii)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future;

(iv)	The Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(v)	The Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(vi)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Group and public searches conducted in the PRC;

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(vii)	The Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

(viii)	As used in the Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the lawyers of this firm who have worked on matters for the Company in connection with the Registration Statement and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the Opinion.

Consent

The Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of the Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ TIAN YUAN LAW FIRM
TIAN YUAN LAW FIRM

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